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                               [KPMG LETTERHEAD]               EXHIBIT (n)(2)(i)



                       CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Trustees and Shareholders of Van Kampen Prime Rate Interest Trust:

We consent to the reference to our Firm under the headings "Financial Highlights" in the Prospectus and "Independent Auditors" in the Statement of Additional Information and to the inclusion in Part C of the Registration Statement of our report dated September 14, 1999, of the financial highlights of the Van Kampen Prime Rate Income Trust for each of the years in the three-year period ending July 31, 1999.



/s/ KPMG LLP

Chicago, Illinois

October 15, 2001